UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Vermilion Energy Inc.

(Exact Name of Registrant as Specified in Its Charter)

Alberta (State of Incorporation or Organization)	None (I.R.S. Employer Identification No.)
3500, 520 – 3rd Avenue S.W. Calgary, Alberta, Canada (Address of Principal Executive Offices)	T2P 0R3 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value (together with associated common share purchase rights)	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1. Description of Registrant’s Securities to be Registered

The description of the Common Shares, no par value per share (“Common Shares”), of Vermilion Energy Inc. (the “Registrant”), is set forth below. The Registrant has applied to have the Common Shares listed on the New York Stock Exchange.

Authorized Capital

The Registrant’s authorized capital consists of an unlimited number of Common Shares. As of January 31, 2013, there were 99,238,703 Common Shares issued and outstanding.

Common Shares

Holders of Common Shares are entitled to (1) receive notice of and to attend all meetings of the shareholders of the Registrant and to one vote for each Common Share held at such meetings, (2) receive, subject to applicable legal restrictions, any dividends declared by the Registrant’s board of directors on the Common Shares, and (3) share equally in any distribution of the assets of the Registrant upon the liquidation, dissolution, bankruptcy or winding-up of the Registrant or other distribution of its assets among the shareholders of the Registrant for the purpose of winding-up its affairs.

Shareholder Rights Plan

The Registrant has entered into a Shareholder Rights Plan Agreement (the “Rights Plan”) with Computershare Trust Company of Canada, as the rights agent, dated September 1, 2010, which was approved by the Registrant’s unitholders as of August 31, 2010, the date of the meeting of securityholders to approve the Company’s conversion from a trust to a corporation. The Rights Plan was adopted to ensure, to the extent possible, that all shareholders of the Registrant are treated equally and fairly in connection with any takeover bid for the Registrant. As long as a bid meets certain requirements intended to protect the interests of all shareholders (a “Permitted Bid”), the provisions of the Rights Plan will not be invoked. A bid will be a Permitted Bid if it is made by way of a take-over bid circular, remains open for a minimum of 35 days and otherwise complies with the Permitted Bid provisions of the Rights Plan. If a bid is not a Permitted Bid, then the Rights Plan will be invoked by the acquisition of Beneficial Ownership (as determined in accordance with the Rights Plan) of 20% or more of the outstanding Common Shares. Under the provisions of the Rights Plan, one right has been issued for each Common Share outstanding and will be issued for each Common Share that is issued prior to the earlier of the time the rights separate from the Common Shares (as determined in accordance with the Rights Plan) or expiration of the Rights Plan. The rights trade together with the Common Shares and will not be separable from the Common Shares or exercisable unless a take-over bid is made which is not a Permitted Bid. Once separated the rights will entitle shareholders, other than shareholders making the take-over bid, to purchase additional Common Shares at a substantial discount to the market price at the time.

The Rights Plan is similar to those adopted by other Canadian listed companies. A summary of the key terms of the Rights Plan is set forth in the Registrant’s Annual Information Form for the year ended December 31, 2011, as filed with the Securities and Exchange Commission as Exhibit 99.1 to the Form 40-F of the Registrant on March 12, 2012. A copy of the Rights Plan is also being filed herewith.

Item 2. Exhibits

The following documents are filed as exhibits hereto:

Exhibit
Number	Description

4.1*	Certificate of Amalgamation dated January 1, 2013 and the Articles of Amalgamation dated January 1, 2013.

4.2*	Certificate of Amendment and Registration of Restated Articles dated September 1, 2010 and the Articles of Arrangement dated September 1, 2010.

4.3*	Certificate of Incorporation dated July 21, 2010 and the Articles of Incorporation dated July 21, 2010, as amended by the Articles of Arrangement dated September 1, 2010.

4.4*	By-Law No. 1 dated July 21, 2010.

4.5*	Shareholder Rights Plan Agreement dated as of September 1, 2010, between the Registrant and Computershare Trust Company of Canada, as the rights agent.

4.6*	Specimen Stock Certificate of the Registrant’s Common Shares.

4.7*	Form of Rights Certificate (attached as Attachment 1 to the Shareholder Rights Plan Agreement filed as Exhibit 4.5).

*	Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VERMILION ENERGY Inc.

By:	/s/ Curtis W. Hicks
Name:	Curtis W. Hicks
Title:	Executive Vice President and Chief Financial Officer

Dated: March 6, 2013